Exhibit 10.14

Loan No. R10218S02E

REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated August 21, 2012 (the “MLA”), is entered into as of June 2, 2016 between FARM CREDIT SERVICES OF AMERICA, PCA (“Lead Lender”) and LINCOLNWAY ENERGY, LLC, Nevada, Iowa (the “Company”), and amends and restates the Supplement dated August 31, 2015 and numbered R10218S02D.

SECTION 1.          The Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, Lead Lender agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $8,500,000.00 at any one time outstanding (the “Commitment”).  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2.          Purpose.  The purpose of the Commitment is to provide working capital to the Company.

SECTION 3.          Term.  The term of the Commitment shall be from the date hereof, up to and including July 1, 2017, or such later date as Agent (as that term is defined in the MLA) may, in its sole discretion, authorize in writing.

SECTION 4.          Interest.  The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with the following interest rate:

One-Month LIBOR Index Rate.  At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 2.90% above the higher of:  (1) zero percent (0.00%); or (2) the rate reported at 11:00 a.m. London time for the offering of one (1)‑month U.S. dollars deposits, by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day.  The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option.  Information about the then‑current rate shall be made available upon telephonic request.  For purposes hereof:  (a) “U.S. Banking Day” shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (b) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (c) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company.

Revolving Credit Supplement R10218S02E LINCOLNWAY ENERGY, LLC Nevada, Iowa	- 2 -
SECTION 5.          Promissory Note.  The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.          Letters of Credit.  If agreeable to Agent in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account.  Each letter of credit will be issued within a reasonable period of time after Agent’s receipt of a duly completed and executed copy of Agent’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder.  Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement.  Each letter of credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the Commitment.

SECTION 7.          Security.  The Company’s obligations hereunder and, to the extent related hereto, under the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall he secured as provided in the Security Section of the MLA.

SECTION 8.          Commitment Fee.  In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment at the rate of 0.20% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month.  Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

SECTION 9.          Collateral Inspections.  In consideration of the loans made hereunder, the Company will permit Agent or its representatives, agents or independent contractors, during normal business hours or at such other times as Agent and the Company may agree to:  (A) inspect or examine the Company’s properties, books and records; (B) make copies of the Company’s books and records; and (C) discuss the Company’s affairs, finances and accounts with its officers, employees and independent certified public accountants.  Without limiting the foregoing, the Company will permit Agent, through an employee of Agent or through an independent third party contracted by Agent, to conduct on an annual basis a review of the collateral covered by the Security Agreement.  The Company further agrees to pay to Agent a collateral inspection fee designated by Agent and reimburse Agent all reasonable costs and expenses incurred by Agent in connection with such collateral inspection reviews performed by Agent employees or its agents.

(Signatures on following page.)

Revolving Credit Supplement R10218S02E LINCOLNWAY ENERGY, LLC Nevada, Iowa	- 3 -
IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, PCA		LINCOLNWAY ENERGY, LLC

By:	/s/ Kathryn J. Frank	By:	/s/ Erick Hakmiller

Title:	VP Commercial Lender	Title:	President